Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into between ERIC ROWINSKY, M.D. (“Executive”) and STEMLINE THERAPEUTICS, INC. (the “Company”).

WITNESSETH:

WHEREAS, Executive and the Company are parties to that certain Employment Agreement, dated November 6, 2011 (the “Employment Agreement”);

WHEREAS, as of the Separation Date (as defined herein) Executive’s employment with the Company will cease; and

WHEREAS, Executive and the Company now wish to enter into this Agreement regarding the terms of Executive’s separation from the Company and its Affiliates and to settle all obligations or potential obligations under the Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, Executive and the Company agree as follows:

1.                                      Definitions.  As used in this Agreement, the following terms shall have the meanings specified below.  Terms capitalized but not defined in this Agreement shall have the meanings specified in the Employment Agreement.

“Affiliate” with respect to the Company means any Person directly or indirectly controlling, controlled by or under common control with the Company, including, but not limited to, its affiliates, subsidiaries, officers, directors, managers, employees, stockholders, agents, representatives, or assigns.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Representative” means any officer, employee, director, manager, stockholder, agent, representative, or assign of the Company.

“Continuing Covenants and Obligations” means Executive’s covenants and obligations set forth in Sections 9 and 10 of the Employment Agreement, as amended herein, and in Sections 4, 6, 7 and 9 of this Agreement.

“Parties” means Executive and the Company and “Party” means either Executive or the Company, as the context shall require.

“Person” means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a federal, state, city, municipal or foreign government or an agency or political subdivision thereof.

“Separation Date” means October 27, 2015.

2.                                      Separation from Employment.  Executive’s employment with the Company will terminate effective as of the Separation Date.  Following the Separation Date, the Company will promptly pay to Executive all Accrued Rights, which include salary earned but unpaid through the Separation Date (in an amount equal to $13,500.00); and any business expenses accrued by Executive prior to the date of this Agreement, unpaid as of the Separation Date and submitted for reimbursement by Executive prior to the Separation Date, in accordance with the Company’s normal procedures.  This includes reasonable expenses, not to exceed a maximum of $5,000.00, incurred in association with the ASH medical conference and other expenses.  Executive shall submit these expenses over 12 months following the Separation Date and they will be reimbursed as non-taxable expenses. Other than the payments set forth in this Agreement and the Accrued Rights, the Parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses (whether Prior Period’s Bonuses, Pro-Rata Financing Bonuses, Pro-Rata Cash Bonuses, bonuses for fiscal year 2015, or other bonuses), damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.  This Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter.  The Company will provide Executive notification of his insurance continuation rights under COBRA and/or any similar statute.

3.                                      Separation Payments.  In consideration of Executive’s agreement to, and compliance with, the terms and conditions contained in this Agreement, the Company will pay to Executive the following severance amounts, subject to applicable payroll deductions and tax withholding (collectively, the “Separation Payments”):

(a)                                 Payments in a total gross amount of Ninety Thousand Dollars ($90,000.00), payable in the amount of $3,750.00 on the first regular payroll date that occurs after the Separation Date and thereafter in approximately equal installments, either monthly or bimonthly, over a period starting on the second regular payroll date that occurs after the Separation Date and ending January 15, 2016;

(b)                                 One-time payment of Eight Thousand Five Hundred and Ninety-Five Dollars ($8,595.00), payable on or about the Separation Date;

(c)                                  Payments in a total gross amount of Six Hundred Twenty-Two Thousand Six Hundred Ninety-Two Dollars ($622,692.00), payable in accordance with Section 3(f);

(d)                                 Payments in the amount of Twenty-Two Thousand Two-Hundred Twenty-Five Dollars ($22,225.00), representing 2 weeks of accrued vacation, payable in accordance with Section 3(f);

(e)                                  Payments in a total amount of Fifty-One Thousand Five Hundred and Seventy-Seven Dollars ($51,577.00), payable in accordance with Section 3(f), which amounts are approximately equal to the COBRA cost of such coverage over the amount that Executive would have had to pay for such coverage if he had remained employed during such period and paid the active employee rate for such coverage.  This clause (e) shall satisfy any requirement by the Company to provide continued medical coverage to Executive or his eligible dependents following the Separation Date, whether pursuant to Section 8(c)(ii)(F) of the Employment Agreement or otherwise; and

(f)                                   the payments under Sections 3(c), (d) and (e) in an aggregate amount of $696,494 shall be payable in 24 equal installments of Twenty-Nine Thousand and Twenty-One ($29,021) on each payroll date after January 15, 2016 for a period of 12 months.

Pursuant to Section 8(c)(iii) of the Employment Agreement, the Separation Payments shall only be payable if Executive delivers to the Company and does not revoke the Release attached hereto as Exhibit A (the “Release”) within sixty (60) days following the Separation Date. Executive acknowledges and agrees that, except for the compensation specifically set forth in this Agreement, the Company will owe no additional amounts to Executive for any reason.  The Parties acknowledge and agree that these payments and benefits exceed any and all actions, pay, and benefits that the Company might otherwise have owed to Executive by contract or law and that they constitute good, valuable, and sufficient consideration for Executive’s Release and agreements herein.

All Separation Payments shall be made by direct deposit, pursuant to the instructions attached hereto as Annex A.  Executive may amend the instructions by providing seven days written notice to an executive officer of the Company.

If the Company is late in making a Separation Payment within the time periods described in this section, the Company shall be subject to the following penalties following written notice from Executive (the “Notice”): (a) a 10% penalty if such Separation Payment was more than 15 days and less than 30 days late and (b) a 20% penalty if such Separation Payment was more than 29 days and less than 45 days late.  To the extent a Separation Payment is late by 45 days or more, all outstanding and unvested Options and Restricted Stock shall vest. The Notice shall be sent in writing via certified mail to an executive officer of the Company.  Notwithstanding the foregoing, upon receipt of the Notice, the Company shall have five business days to make the applicable Separation Payment, which if paid within five business day will not result in any penalty pursuant to the first two sentences of this paragraph.

4.                                      Consulting Period.  Following the Separation Date, Executive agrees to serve as a special advisor to the Company for an additional two (2) years, through October 27, 2017, provided that such services shall terminate immediately in the event Executive violates any of the Continuing Covenants and Obligations.  During the period Executive is serving in such advisory capacity (the “Consulting Period”), Executive will not be employed by the Company and will serve as an independent consultant, making himself available for up to a maximum of 4 hours per month for consultation with the executive officers of the Company.  During the Consulting Period, Executive will not engage or be involved in any activity on behalf of the Company or its Affiliates other than as specifically requested by an executive officer of the Company in writing.  For the avoidance of doubt, Executive’s work on any and all existing and legacy projects for the Company and its Affiliates will cease in full on the Separation Date, and Executive will not continue work on such projects or on any other matters of the Company or its Affiliates unless otherwise instructed by an executive officer of the Company in writing.  Executive will not receive any compensation for his services during the Consulting Period, other than the continued vesting of equity awards under Section 5 of this Agreement.

5.                                      Equity Awards.

(a)                                 As of the Separation Date, Executive holds vested options to purchase 115,724 shares of the Company’s common stock (the “Vested Options”) and unvested options to purchase 103,315 shares of the Company’s common stock (the “Unvested Options,” and, along with the Vested Options, the “Options”).  Except as provided in this Section 5(a), the treatment of Executive’s Options shall be governed by the terms and conditions set forth in the Company stock plan(s) and the respective Option award agreements under which the Options were granted.  Accordingly, the Unvested Options shall continue to vest during the Consulting Period, subject to the terms of the applicable Company stock plan(s) and Option agreements. If the Company terminates the Consulting Period before October 27, 2017 for a reason other than pursuant to Section 5(c), the Company shall take action to vest in full any Options which remain outstanding and unvested at the time of such termination.  In addition, the Company and Executive agree that in the event the Consulting Period has not terminated prior to October 27, 2017, the Company shall take action to vest in full any Options which remain outstanding and unvested on October 27, 2017 (i.e., 44,009 Options would vest on such date if they remain outstanding).  If the Consulting Period is terminated by the Company pursuant to Section 5(c) of this Agreement, any Options which remain outstanding and unvested at the time of such termination shall lapse and terminate immediately, and Executive shall cease to have any rights with respect to such terminated Options as of the time of such termination.

(b)                                 As of the Separation Date, Executive holds 84,736 shares of unvested restricted stock units (the “Restricted Stock”).  Except as provided in this Section 5(b), the treatment of Executive’s Restricted Stock shall be governed by the terms and conditions set forth in the Company stock plan(s) and the respective award agreements under which the Restricted Stock was granted.  Accordingly, the Restricted Stock shall continue to vest during the Consulting Period, subject to the terms of the applicable Company stock plan(s) and award agreements.  If the Company terminates the Consulting Period before October 27, 2017 for a reason other than pursuant to Section 5(c), the Company shall take action to vest in full any Restricted Stock which remains outstanding and unvested at the time of such termination. In addition, the Company and Executive agree that in the event the Consulting Period has not terminated prior to October 27, 2017, the Company shall take action to vest in full any Restricted Stock which remains outstanding and unvested on October 27, 2017 (i.e., 15,685 shares of Restricted Stock would vest on such date if they remain outstanding). If the Consulting Period is terminated by the Company pursuant to Section 5(c) of this Agreement, any Restricted Stock which remain outstanding and unvested at the time of such termination shall be forfeited immediately, and Executive shall cease to have any rights with respect to such forfeited Restricted Stock as of the time of such termination.

(c)                                  The Company’s obligation to provide continued vesting of Options and Restricted Stock pursuant to this Section 5 shall cease upon Executive’s breach of the Continuing Covenants and Obligations.

6.                                      Protective Covenants and Other Obligations of Executive.  Executive acknowledges and agrees that Sections 9 and 10 of the Employment Agreement shall remain in full force and effect in accordance with their terms, except (i) that the “Restricted Period” (as defined and used in the Employment Agreement) shall remain in place through October 27, 2017; (ii) Section 9(a)(iii)(C) shall be deleted and have no effect; (iii) the following sentence shall be added after 9(a)(iii)(D)(ii): “A Competitive Business shall include one that is developing any product targeting CD123-targeting therapy.”; (iv) “Indication” shall only refer to in blastic plasmacytoid dendritic cell neoplasm (BPDCN); and (v) Section 9(a)(ii) shall not apply with respect to Michael Szarek and Scott Spector.  Executive hereby affirms and acknowledges and agrees to his continuing obligation to abide by the Continuing Covenants and Obligations.  The Continuing Covenants and Obligations shall survive the termination of Executive’s employment, the Consulting Period, or this Agreement for any reason.

7.                                      Ongoing Cooperation.  In exchange for the consideration set forth in Section 5 of this Agreement, Executive agrees that he will make himself reasonably available to the Company, taking into account his other business and personal commitments, to cooperate in the event Executive’s assistance is requested in writing by a senior executive of the Company (a) to support the transition of Executive’s duties, responsibilities, current assignments and projects, (b) to provide information relevant to matters as to which Executive gained knowledge while employed by Company, including, without limitation, all matters involving the Company’s operations or any projects or prospective projects, developments, or clinical trials of the Company, or (c) as needed by the Company, its Affiliates and any of their officers, directors, stockholders, or employees in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and in respect of which Executive has knowledge (collectively, “Cooperation”).  Cooperation shall include, but not be limited to, being available to meet with officers or employees of the Company and/or the Company’s counsel at mutually convenient times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing.  Nothing in this Section 7 is intended to create or continue an employment relationship between Executive and the Company or to restrict the ability of either Party to terminate the Consulting Period under Section 4 herein.

8.                                      Termination of Employment.  Executive agrees and recognizes: (a) that as of Separation Date, Executive will no longer hold any of the positions, committee assignments or other posts held with the Company and its Affiliates; (b) that his employment with the Company and its Affiliates ends effective as of 5 p.m. Eastern Standard Time on the Separation Date; (c) that he will not engage or be involved in any activity on behalf of the Company or its Affiliates after the Separation Date, other than as specifically requested by a senior executive of the Company in writing; (d) that his work on any and all existing and legacy projects for the Company and its Affiliates will cease in full on the Separation Date, and he will not continue work on such projects or on any other matters of the Company or its Affiliates unless otherwise instructed by a senior executive of the Company in writing; and (e) that the Company and its Affiliates have no obligation to employ, hire, reinstate, or otherwise engage him in the future.

9.                                      Confidentiality.  While the Parties acknowledge that the Company will be required to disclose this Agreement and the terms thereof in public filings, Executive promises that he has not and will not disclose or publish, verbally, in writing, or otherwise, to any person or entity of any kind the details of the negotiations leading up to the making of this Agreement, except as required by order of a court of competent jurisdiction or as otherwise required by law.  The Company agrees that Executive will have an opportunity to review and comment on the press release (if any) and Form 8-K announcing Executive’s departure and Executive must provide written consent before the Company can issue the press release.  Executive understands that the Company must file a Form 8-K with the Securities and Exchange Commission within four business days of the Separation Date.

10.                               Entire Agreement.  This Agreement, together with the Release, the Employment Agreement, and the Company stock plan(s) and award agreements under which the Options and Restricted Stock awards were granted, constitutes and contains the complete understanding and agreement of the Parties and supersedes and replaces all prior negotiations and all other agreements, whether written or oral, between the Parties.  No other promises or agreements shall be binding upon the Company or an Affiliate thereof with respect to Executive unless subsequently and separately agreed to in a separate writing signed by Executive and the Company.

11.                               Severability.  If any provision of this Agreement is held to be invalid, void, or unenforceable, the remaining provisions shall nevertheless remain in full force and effect, and shall in no way be affected, impaired or invalidated.  The Parties agree to execute such further documents as may be necessary or appropriate in order to fully implement or carry out the purpose or intent of this Agreement.

12.                               Storage and Delivery of Personal Property.  Company shall assist Executive in crating approximately 8 boxes of books and other resource items and shall store such effects in its storage area until such items can be moved.  The Company will procure a delivery service and pay requisite fees to transport these effects.

13.                               IT Services.  Company shall provide reasonable IT support to sever all Company-centric support of Executive’s telephones and computers, so that there is no further reliance on the Company server.

14.                               Cooperation with Equities Management.  The Company (and Company counsel at the Company’s direction) will work with Executive’s personal financial representative at Morgan Stanley, Computershare, and all other relevant broker entities, to reasonably enable Executive to trade in the Company’s equity securities to the extent permitted by law. The Company intends that no inside information should be relayed to Executive. The Company (and Company counsel at Company’s direction) should be reasonably responsive, providing a response within at least three business days (to the extent practical), to Executive’s request for assistance regarding issues with management of Company equity securities.  The Parties hereby acknowledge that following the Separation Date, the Executive will no longer be a Section 16 officer under the Securities Exchange Act of 1934, as amended, and will not be subject to the Company’s insider trading policy as a consultant, and the Company will inform Computershare and such other parties that the Executive is not subject to Company blackouts (following the release of its Form 10-Q for the third quarter) or restrictions on trading.

15.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

16.                               Knowing and Voluntary.  This Agreement is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company, any the Company Representatives or any Affiliates of the Company as to the merits, legal liabilities, or value of any claims that Executive may have against them.

17.                               Successors and Assigns.  The Parties’ respective rights under this Agreement shall inure to the benefit of their predecessors, successors, assigns, heirs, and transferees.

18.                               Code Section 409A.

(a)                                 This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).  The Parties intend that the Separation Payments constitute involuntary separation payments that are exempt from the requirements of Section 409A of the Code and, accordingly, it is the Parties’ position that, based upon such exemptions, no delay of the Separation Payments is required pursuant to Section 16(c) of this Agreement.  Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Executive, who is responsible for all taxes assessed on any payments made pursuant to the Employment Agreement or this Agreement, whether under Section 409A of the Code or otherwise.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)                                 Executive’s right to receive any installment payments as described in Section 3 of this Agreement shall be treated as a right to receive separate and distinct payments for purposes of Section 409A of the Code.

(c)                                  To the extent that the payment of any amount described in Section 3 of this Agreement constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any such payment scheduled to occur during the first six months following the Separation Date shall not be paid until the first day of the seventh month following the Separation Date, and all payments so delayed shall be paid to Executive in a lump sum on such date, and any remaining payments shall be paid in accordance with the normal payment dates specified in Section 3 of this Agreement.

19.                               Dispute Resolution.  The Company and Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without giving effect to its conflicts of law principles.  Any controversy or claim between the Parties, whether or not arising out of or relating to this Agreement, or the negotiation or breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitration shall be held in New York, New York and shall be conducted before a single arbitrator mutually agreeable to the Parties, or if no agreement can be reached, then selected by the American Arbitration Association.  The arbitrator shall render a reasonable opinion in writing in support of the arbitrator’s decision, and shall award reimbursement of attorneys’ and other experts’ fees and disbursements and other costs of arbitration to the prevailing party, in such manner as the arbitrator shall deem appropriate.  Any discovery permitted by the arbitrator shall be limited to a period of one-hundred and twenty (120) consecutive calendar days.  All filings, opinions, and proceedings relating to any arbitration under this Agreement shall be kept confidential, except to the extent necessary to enforce an arbitration award in court.  Notwithstanding this agreement to arbitrate, in the event that Executive breaches or threatens to breach any of its obligations under Sections 9 and/or 10 of the Employment Agreement, the Company shall have the right to file an action in court seeking temporary or preliminary injunctive relief to enforce Executive’s obligations under such sections.

* * * * * * * * *

The Company hereby advises Executive to consult with a competent and knowledgeable attorney prior to executing this Agreement or the Release.  Executive expressly acknowledges and agrees that Executive has read this Agreement and the Release carefully, that Executive has had ample opportunity to consult with an attorney, that Executive has consulted with an attorney to the extent he deemed it advisable to do so, that Executive fully understands that the Agreement is final and binding, and that Executive has executed the Agreement voluntarily and without coercion, undue influence, threat, or intimidation of any kind whatsoever.  Executive further acknowledges that the Release contains a release of potentially valuable claims, and that the only promises or representations Executive has relied upon in signing this Agreement are those specifically contained in the Agreement itself.  Executive also acknowledges and agrees that Executive has been offered at least twenty-one (21) days to consider the Release before signing, that Executive has not requested or been denied additional time to consider this Agreement or the Release and that Executive is signing this Agreement voluntarily.

Executive:

/s/ Eric Rowinsky, M.D.	Date:	October 27, 2015
Eric Rowinsky, M.D.

For the Company:

/s/ Kenneth Hoberman	Date:	October 27, 2015
Name: Kenneth Hoberman
Title: Chief Operating Officer

EXECUTION VERSION

Exhibit A

RELEASE

This RELEASE (this “Release”), dated as of October 27, 2015, is by and between Stemline Therapeutics, Inc., a Delaware corporation (the “Company”), and Eric Rowinsky, M.D. (“Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Agreement dated November 6, 2011 (the “Employment Agreement”) and a Separation Agreement dated October 27, 2015 (the “Separation Agreement”); and

WHEREAS, Executive’s employment with the Company has terminated effective October 27, 2015;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement and the Separation Agreement, the Company and Executive agree as follows:

1.             Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company and its parent companies, any of its and their subsidiaries and affiliates, and each past or present officer, director, agent, employee, shareholder, representative, insurer, successor and assign of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination or any allegation, claim or violation, arising under the Civil Rights Act of 1866; the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act); the Americans with Disabilities Act; the Family and Medical Leave Act, the Civil Rights Act of 1964, Title VII, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Worker Adjustment and Retraining Notification Act; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or any other federal, state or local law relating to employment or discrimination in employment, or otherwise), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment.  If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.  Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ Executive, in each case without liability of Executive or the Company.  Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to hereby fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.  The released parties described in this Paragraph 1 are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such released parties hereunder.

2.             The Company and Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify Executive for his acts as an officer or director of Company in accordance with the certificate of incorporation and/or bylaws of the Company or the law (ii) to Executive and his eligible, participating dependents or beneficiaries under any existing group welfare (excluding severance), equity, or retirement plan of the Company in which Executive and/or such dependents are participants or (iii) with respect to payments required to be made under Section 3 of the Separation Agreement.

3.                                      Executive understands that nothing contained in this Release limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further understands that this Release does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on his behalf, or by any other individual.  However, based on Executive’s release of claims set forth herein, Executive understands that he is releasing all claims that he may have, as well as, to the extent permitted by applicable law, his right to recover monetary damages or obtain other relief that is personal to Executive in connection with any claim he is releasing under this Release.

4.             Executive acknowledges that he has been provided at least 21 days to review this Release and has been advised to review it with an attorney of his choice.  In the event Executive elects to sign this Release prior to this 21-day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days.  Executive further understand that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by the Board of Directors of the Company within the 7-day period.  Executive further acknowledges that he has carefully read this Release, knows and understands its contents and its binding legal effect.  Executive acknowledges that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

Executive:

Date:
Eric Rowinsky, M.D.

ANNEX A

BANK INSTRUCTIONS